EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-192053) of Seadrill Partners LLC of our report dated July 2, 2012 except for the effects of the reorganization of entities under common control related to the tender rig T-15 discussed in Note 1 to the Consolidated and Combined Carve-out Financial Statements as to which the date is September 30, 2013 and for the effects of the reorganization of entities under common control related to the tender rig T-16 and the semi-submersible rigs West Sirius and West Leo discussed in Note 1 to the Consolidated and Combined Carve-out Financial Statements as to which the date is April 30, 2014, relating to the financial statements, which appears in this Form 20-F.
/s/ PricewaterhouseCoopers AS
PricewaterhouseCoopers AS

Oslo, Norway

April 30, 2014